Exhibit 1A-11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Regulation A Offering Circular on Form 1-A of our report dated October 7, 2020, except for Notes 3 and 4, as to which the date is December 22, 2020, relating to the financial statements of Park View OZ REIT, Inc as of July 31, 2020 and for the period of June 19, 2020 (formation) through July 31, 2020. We also consent to the reference to us under the heading "Experts" in such Regulation A Offering Circular.

/s/ Novogradac & Company LLP

Novogradac & Company LLP

Plantation, Florida

December 22, 2020